EXHIBIT 99.1

PC Mall Completes Spin-Off of eCOST.com

TORRANCE, Calif.--(BUSINESS WIRE)--April 12, 2005--PC Mall, Inc. (NASDAQ:MALL - News) today announced that on April 11, 2005 it completed its spin-off of eCOST.com, Inc. (NASDAQ:ECST - News) by distributing to its stockholders all of the 14,000,000 shares of eCOST.com common stock that PC Mall owned prior to the distribution. PC Mall distributed the shares of eCOST.com common stock through a special dividend to record holders of PC Mall common stock as of 5:00 p.m. Eastern time on March 28, 2005. Each holder of PC Mall common stock as of the record date became entitled to receive approximately 1.2071 shares of eCOST.com common stock for each share of PC Mall common stock held on the record date. Certificates representing the distributed eCOST.com shares are being mailed to record holders promptly following the distribution. No fractional shares are being distributed to stockholders. Instead, fractional shares will be aggregated and sold on behalf of all affected stockholders of record, and the net proceeds of the sale of fractional shares will be distributed on a pro rata basis to stockholders of record who would otherwise be entitled to fractional shares. As a result of the distribution, PC Mall no longer owns any shares of eCOST.com.

About PC Mall, Inc.

PC Mall, through its subsidiaries, is a rapid response supplier of technology solutions for business, government and educational institutions as well as consumers. More than 100,000 different products from companies such as HP, Microsoft, Apple and IBM are marketed to business customers using relationship based Outbound Direct Marketing, catalogs and the Internet (www.pcmall.com, http://www.macmall.com, http://www.pcmallgov.com). Customer orders are rapidly filled by PC Mall's distribution center strategically located near FedEx's main hub or by PC Mall's extensive network of distributors, one of the largest networks in the industry.

About eCOST.com, Inc.

eCOST.com is a leading multi-category online discount retailer of high quality new, "close-out" and refurbished brand-name merchandise for consumers and small business buyers. eCOST.com markets over 100,000 different products from leading manufacturers such as Apple, Canon, Citizen, Denon, HP, IBM, JVC, Nikon, Onkyo, Seiko, Sony, and Toshiba primarily over the Internet (www.ecost.com) and through direct marketing.

Contact:

PC Mall, Inc.
Frank Khulusi/Ted Sanders, 310-354-5600